Exhibit 99.5

Polymer Group, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On November 15, 2013, the acquisition (the “Acquisition”) of the entire issued and to be issued share capital of Fiberweb plc (now known as Fiberweb Limited, “Fiberweb”) pursuant to a court sanctioned scheme of arrangement under Part 26 of the UK Companies Act of 2006 by PGI Acquisition Limited, a wholly-owned subsidiary of Polymer Group, Inc. (the “Company” or “PGI”), became effective. The consideration for the Acquisition of 102 pence per share, or approximately $287.8 million, was paid to Fiberweb shareholders on November 27, 2013. The Company funded the Acquisition with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement (together, the “Bridge Facilities”). As a result of the Acquisition, Fiberweb became a wholly-owned subsidiary of the Company. Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries. The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company and Fiberweb and has been prepared to illustrate the effects of the Acquisition.

The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31. Fiberweb’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet as of September 28, 2013 (the end of the Company’s third fiscal quarter) gives effect to the Acquisition as if it had occurred on September 28, 2013, and includes only factually supportable adjustments that are directly attributable to the Acquisition, regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2013, the nine months ended September 29, 2012 and the year ended December 29, 2012 give effect to the Acquisition as if it had occurred on January 1, 2012 (the first day of the Company’s 2012 fiscal year), and includes only factually supportable adjustments that are directly attributable to the Acquisition and expected to have a continuing effect. Fiberweb’s third fiscal quarter ends on September 30, 2013.

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Fiberweb based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the Acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Acquisition are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the Acquisition as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

The unaudited pro forma condensed combined financial information has been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the Acquisition, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the two companies. Therefore, the actual amounts recorded as of date of acquisition and thereafter may differ from the information presented herein.

Polymer Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 28, 2013

In thousands	PGI	Fiberweb	Pro Forma Adjustments	Note		Combined
ASSETS
Current assets:
Cash and cash equivalents	$74,678	$14,665	$—			$89,343
Accounts receivable, net	143,944	50,863	—	3	(a)	194,807
Inventories, net	102,430	66,020	—	3	(b)	168,450
Deferred income taxes	3,841	9,995	—			13,836
Other current assets	39,365	20,210	—			59,575

Total current assets	364,258	161,753	—			526,011

Property, plant and equipment, net	470,395	158,796	15,308	3	(c)	644,499
Goodwill	80,877	31,195	(31,195)	3	(d)	99,021
			18,144	3	(e)
Intangible assets, net	76,700	13,126	(5,526)	3	(d)	192,247
			93,000	3	(f)
			14,947	3	(g)
Deferred income taxes	1,650	15,355	—			17,005
Other noncurrent assets	26,802	2,145	—			28,947

Total assets	$1,020,682	$382,370	$104,678			$1,507,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$216	$5,363	$—			$5,579
Accounts payable and accrued expenses	206,222	86,048	—			292,270
Income taxes payable	1,587	1,795	—			3,382
Deferred income taxes	139	321	—			460
Current portion of long-term debt	19,683	—	—			19,683

Total current liabilities	227,847	93,527	—			321,374

Long-term debt	592,489	3,439	14,947	3	(g)	912,248
			301,373	3	(h)
Financing obligation	—	20,365	—			20,365
Deferred income taxes	33,254	9,664	39,729	3	(j)	82,647
Other noncurrent liabilities	39,967	16,723	—			56,690

Total liabilities	893,557	143,718	356,049			1,393,324

Commitments and contingencies
Stockholders’ equity:
Common stock	—	14,050	(14,050)	3	(i)	—
Additional paid-in capital	262,755	482,667	(482,667)	3	(i)	262,755
Retained earnings (deficit)	(124,609)	(261,378)	247,767	3	(i)	(138,220)
Accumulated other comprehensive income (loss)	(11,021)	2,421	(2,421)	3	(i)	(11,021)

Total PGI stockholders’ equity	127,125	237,760	(251,371)			113,514
Noncontrolling interests	—	892	—			892

Total stockholders’ equity	127,125	238,652	(251,371)			114,406

Total liabilities and stockholders’ equity	$1,020,682	$382,370	$104,678			$1,507,730

See accompanying notes to unaudited pro forma condensed combined financial information.

Polymer Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 28, 2013

In thousands	PGI	Fiberweb	Pro Forma Adjustments	Note		Combined
Net sales	$867,599	$340,906	$—			$1,208,505
Cost of goods sold	(723,143)	(265,140)	(1,033)	4	(a)	(989,316)

Gross profit	144,456	75,766	(1,033)			219,189
Selling, general and administrative expenses	(107,176)	(59,857)	(115)	4	(a)	(171,576)
			(4,428)	4	(b)
Special charges, net	(10,647)	(9,936)	—			(20,583)
Other operating, net	(1,975)	2,083	—			108

Operating income (loss)	24,658	8,056	(5,576)			27,138
Other income (expense):
Interest expense	(37,592)	(2,153)	(17,611)	4	(c)	(57,356)
Foreign currency and other, net	(22)	—	—			(22)

Income (loss) before income taxes	(12,956)	5,903	(23,187)			(30,240)
Income tax (provision) benefit	(9,444)	(4,166)	8,741	4	(d)	(4,869)

Net income (loss)	(22,400)	1,737	(14,446)			(35,109)
Less: Earnings attributable to noncontrolling interest	—	87	—			87

Net income (loss) attributable to PGI	$(22,400)	$1,650	$(14,446)			$(35,196)

See accompanying notes to unaudited pro forma condensed combined financial information.

Polymer Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 29, 2012

In thousands	PGI	Fiberweb	Pro Forma Adjustments	Note		Combined
Net sales	$881,512	$362,353	$—			$1,243,865
Cost of goods sold	(729,932)	(280,069)	(1,033)	4	(a)	(1,011,034)

Gross profit	151,580	82,284	(1,033)			232,831
Selling, general and administrative expenses	(102,354)	(64,671)	(115)	4	(a)	(171,523)
			(4,383)	4	(b)
Special charges, net	(12,904)	(8,305)	—			(21,209)
Other operating, net	754	2,677	—			3,431

Operating income (loss)	37,076	11,985	(5,531)			43,530
Other income (expense):
Interest expense	(38,074)	(2,188)	(17,611)	4	(c)	(57,873)
Foreign currency and other, net	(4,095)	—	—			(4,095)

Income (loss) before income taxes	(5,093)	9,797	(23,142)			(18,438)
Income tax (provision) benefit	(5,912)	(4,459)	8,724	4	(d)	(1,647)

Net income (loss)	$(11,005)	$5,338	$(14,418)			$(20,085)

See accompanying notes to unaudited pro forma condensed combined financial information.

Polymer Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 29, 2012

In thousands	PGI	Fiberweb	Pro Forma Adjustments	Note		Combined
Net sales	$1,155,163	$476,272	$—			$1,631,435
Cost of goods sold	(957,917)	(365,624)	(1,378)	4	(a)	(1,324,919)

Gross profit	197,246	110,648	(1,378)			306,516
Selling, general and administrative expenses	(140,776)	(88,088)	(153)	4	(a)	(234,599)
			(5,582)	4	(b)
Special charges, net	(19,592)	(11,188)	—			(30,780)
Other operating, net	287	3,494	—			3,781

Operating income (loss)	37,165	14,866	(7,113)			44,918
Other income (expense):
Interest expense	(50,414)	(3,257)	(23,481)	4	(c)	(77,152)
Foreign currency and other, net	(5,134)	—	—			(5,134)

Income (loss) before income taxes	(18,383)	11,609	(30,594)			(37,368)
Income tax (provision) benefit	(7,655)	(4,754)	11,534	4	(d)	(875)

Net income (loss)	$(26,038)	$6,855	$(19,060)			$(38,243)

See accompanying notes to unaudited pro forma condensed combined financial information.

Polymer Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of PGI and Fiberweb and have been prepared to illustrate the effects of the Acquisition, pursuant to which Fiberweb became a wholly-owned subsidiary of PGI. The unaudited pro forma condensed combined balance sheet as of September 28, 2013 gives effect to the Acquisition as if it had occurred on September 28, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2013, the nine months ended September 29, 2012 and the year ended December 29, 2012 give effect to the Acquisition as if it had occurred on January 1, 2012. Certain amounts in the Fiberweb consolidated financial statements have been reclassified to conform to the Company’s basis of presentation.

The historical financial statements of Fiberweb have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Any measurement differences in accounting principles between IFRS and U.S. Generally Accepted Accounting Principles (“GAAP”) as they apply to Fiberweb have been adjusted to reflect results in accordance with U.S. GAAP. Adjustments have also been made to conform Fiberweb’s accounting policies to the Company’s. In addition, Fiberweb has historically reported its financial information in its local currency, British pounds sterling (“GBP“or £). In order to present the pro forma condensed combined financial statements in U.S. dollars, Fiberweb’s balance sheet data have been translated using the spot rate on September 28, 2013, and Fiberweb’s statement of operations data have been translated using the average rate for the applicable period.

Note 2. Preliminary Estimated Purchase Price Allocation

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Fiberweb based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill.

The preliminary allocation of the purchase price, as if the Acquisition occurred on September 28, 2013, is as follows:

In thousands	September 28, 2013
Cash	$14,665
Accounts receivable	50,863
Inventory	66,020
Other current assets	30,205
Property and equipment	174,104
Intangible assets	100,600
Other assets	17,500

Total assets acquired	453,957

Accounts payable and accrued expenses	86,048
Other liabilities	24,202
Financing obligation	20,365
Deferred income taxes	49,393
Debt	3,439

Total liabilities assumed	183,447
Net assets acquired	270,510
Noncontrolling interest	892
Goodwill	18,144

Purchase price allocation	$287,762

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)	At acquisition, assets and liabilities of an acquired business are to be recognized at fair value. Accounts receivable are valued under an “in use” premise where a market participant would acquire the business and collect the accounts receivables in the normal course of business assuming their highest and best use. Therefore, the Company estimated that the current value of Fiberweb’s accounts receivables reflects their fair value as of the date of acquisition.

(b)	At acquisition, assets and liabilities of an acquired business are to be recognized at fair value. Inventory is valued at net realizable value which is the estimated selling price, less the sum of (a) cost of disposal and (b) a reasonable profit margin for the selling effort. The Company estimated that the current value of Fiberweb’s inventory reflects their fair value as of the date of acquisition which is subject to change as additional information is obtained.

(c)	At acquisition, property, plant and equipment is required to be measured at fair value. Based upon a preliminary valuation analysis, for the purpose of these pro forma condensed combined financial information, the estimated fair value of acquired property, plant and equipment of Fiberweb was $174.1 million. The preliminary fair value has been estimated using the cost approach in which the concept of replacement is used as an indicator of fair value. As a result, the Company recorded a $15.3 million adjustment to property, plant and equipment to reflect the fair value adjustment as of the date of acquisition.

(d)	Represents the elimination of Fiberweb’s pre-acquisition goodwill and other identifiable intangible assets of $31.2 million and $5.5 million, respectively.

(e)	Represents the excess of the purchase price over the fair value of identified assets acquired and liabilities assumed.

(f)	Based upon a preliminary valuation analysis, for the purpose of these pro forma condensed combined financial information, the Company identified finite-lived intangible assets with an estimated fair value of $91.0 million at the acquisition date. In addition, the Company allocated $2.0 million to an infinite-lived intangible asset. The preliminary fair values have been estimated based on an income approach methodology using the multi-period excess earnings method and the relief-from-royalty method, respectively. The Company also acquired $7.6 million of Fiberweb’s previously identified intangible assets at their current value, which approximated fair value as of the date of acquisition.

(g)	Reflects the capitalization of $14.9 million of deferred financing costs incurred in connection with the Bridge Facilities. These costs are deferred and recognized over the respective term of each facility.

(h)	On November 27, 2013, we borrowed $316.3 million under the Bridge Facilities. These amounts are recorded under Long-term debt in the Unaudited Pro Forma Condensed Combined Balance Sheets as the Bridge Facilities have a final maturity date of February 1, 2019. A reconciliation of the components is as follows:

In thousands	Increase / (Decrease)
Purchase of Fiberweb	$287,762
Debt issuance costs	14,947
Transaction costs	13,611

Net adjustment	$316,320

The impact of the transaction costs has not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations since these costs are expected to be nonrecurring in nature.

(i)	Reflects the elimination of the separate components of Fiberweb’s historical stockholders’ equity.

(j)	Reflects an adjustment to deferred taxes associated with the preliminary valuation analysis of intangible assets assuming an estimated effective tax rate of 37.7% (the Company’s combined U.S. Federal and State statutory tax rate).

Note 4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)	Reflects the increase in depreciation expense as a result of the preliminary allocation of the purchase price to Fiberweb’s property, plant and equipment. The estimated useful life of the property, plant and equipment is considered to be an average of 10 years. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows.

(b)	Reflects the increase in amortization expense as a result of the preliminary allocation of the purchase price to the creation of the finite-lived intangible assets. The estimated useful life of the intangible assets is considered to be 15 years, except for a trade name with an estimated 5 year life. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows. The adjustment is net of historical amounts recorded for previously acquired intangible assets recorded by Fiberweb that have been eliminated due to the Acquisition.

(c)	Represents the estimated increase in interest expense associated with borrowings incurred under the Company’s Bridge Facilities to finance the Acquisition. The Company used the weighted average interest rates for the respective periods. In addition, the amortization of deferred financing costs was included to determine the total increase in interest expense.

(d)	For purposes of the condensed combined pro forma financial information, the combined U.S. Federal and State statutory tax rate of 37.7% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments. The rate is an estimate and does not take into account future tax strategies that may apply to the entire Company.

Note 5. Fiberweb Historical Financial Information

Financial information reported under the column heading “Fiberweb” has been adjusted to represent Fiberweb’s historical financial information issued under GAAP and further adjusted to conform with the Company’s accounting policies. In addition, results have been translated from Fiberweb’s local currency, British pounds sterling, to U.S. dollars. A reconciliation of Fiberweb’s historical financial information to amounts presented under the column heading “Fiberweb” is as follows:

Fiberweb

Unaudited Consolidated Balance Sheet

IFRS to GAAP Reconciliation

As of September 28, 2013

In thousands	Fiberweb Historical (GBP)	Fiberweb Translated (USD)	Conforming Adjustments (USD)	Fiberweb As Adjusted (USD)
ASSETS
Current assets:
Cash and cash equivalents	£9,109	$14,665	$—	$14,665
Accounts receivable, net	30,765	49,532	1,331	50,863
Inventories, net	44,378	71,449	(5,429)	66,020
Deferred income taxes	—	—	9,995	9,995
Other current assets	12,416	19,990	220	20,210

Total current assets	96,668	155,636	6,117	161,753

Property, plant and equipment, net	88,280	142,131	16,665	158,796
Goodwill	19,376	31,195	—	31,195
Intangible assets, net	8,153	13,126	—	13,126
Deferred income taxes	9,418	15,163	192	15,355
Other noncurrent assets	—	—	2,145	2,145

Total assets	£221,895	$357,251	$25,119	$382,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	£3,331	$5,363	$—	$5,363
Accounts payable and accrued expenses	53,085	85,467	581	86,048
Income taxes payable	6,590	10,610	(8,815)	1,795
Deferred income taxes	—	—	321	321
Current portion of long-term debt	—	—	—	—

Total current liabilities	63,006	101,440	(7,913)	93,527

Long-term debt	2,136	3,439	—	3,439
Financing obligations	—	—	20,365	20,365
Deferred income taxes	1,569	2,526	7,138	9,664
Other noncurrent liabilities	4,152	6,685	10,038	16,723

Total liabilities	70,863	114,090	29,628	143,718

Commitments and contingencies
Stockholders’ equity:
Common stock	8,727	14,050	—	14,050
Additional paid-in capital	299,793	482,667	—	482,667
Retained earnings (deficit)	(161,067)	(259,318)	(2,060)	(261,378)
Accumulated other comprehensive income (loss)	3,025	4,870	(2,449)	2,421

Total PGI stockholders’ equity	150,478	242,269	(4,509)	237,760
Noncontrolling interest	554	892	—	892

Total stockholders’ equity	151,032	243,161	(4,509)	238,652

Total liabilities and stockholders’ equity	£221,895	$357,251	$25,119	$382,370

The following is a summary of the material conforming adjustments reflected in the above IFRS to GAAP reconciliation for amounts reported in the Unaudited Condensed Combined Balance Sheet under the “Fiberweb” column heading:

•	Historical financial information of Fiberweb has been translated to U.S. Dollars using the September 28, 2013 spot rate of 1.61 GBP to 1.00 U.S. Dollar.

•	The Company has adjusted Property, plant and equipment for a transaction recorded as a sale/leaseback under IFRS. Due to continuing involvement with the property, the Company has recognized the asset and a related financing obligation in accordance with GAAP.

•	The Company has adjusted Accumulated other comprehensive income (loss) for amounts related to defined benefit plans. Under IFRS, actuarial gains and losses are recognized immediately in the statement of operations, whereas these amounts are deferred in Accumulated other comprehensive income (loss) using a corridor approach under GAAP.

•	Under IFRS, all deferred taxes are recorded as noncurrent amounts. Under GAAP, deferred tax assets and liabilities must be classified as either current or noncurrent, governed by the classification of the related asset or liability that gives rise to the tax asset or liability. As a result, the Company has made appropriate reclassifications to properly present deferred tax amounts under GAAP.

•	The Company has made adjustments to conform Fiberweb’s accounting policies to the Company’s. Areas include capitalization thresholds for expenditures, alignment of inventory and bad debt reserves as well as accounting for spare parts inventory.

•	For purposes of the conforming adjustments included in the above IFRS to GAAP reconciliation, the combined U.S. Federal and State statutory tax rate of 37.7% has been used to calculate any necessary tax effects associated with these adjustments. The rate is an estimate and does not take into account future tax strategies that may apply to the entire Company.

Fiberweb

Unaudited Consolidated Statement of Operations

IFRS to GAAP Reconciliation

For the Nine Months Ended September 28, 2013

In thousands	Fiberweb Historical (GBP)	Fiberweb Translated (USD)	Conforming Adjustments (USD)	Fiberweb As Adjusted (USD)
Net sales	£220,344	$340,663	$243	$340,906
Cost of goods sold	(171,792)	(265,599)	459	(265,140)

Gross profit	48,552	75,064	702	75,766
Selling, general and administrative expenses	(38,913)	(60,161)	304	(59,857)
Special charges, net	(28,366)	(43,855)	33,919	(9,936)
Other operating, net	1,525	2,357	(274)	2,083

Operating income (loss)	(17,202)	(26,595)	34,651	8,056
Other income (expense):
Interest expense	(659)	(1,019)	(1,134)	(2,153)
Foreign currency and other, net	—	—	—	—

Income (loss) before income taxes	(17,861)	(27,614)	33,517	5,903
Income tax (provision) benefit	(2,793)	(4,318)	152	(4,166)

Net income (loss)	(20,654)	(31,932)	33,669	1,737
Less: Earnings attributable to noncontrolling interests	56	87	—	87

Net income (loss) attributable to PGI	£(20,710)	$(32,019)	$33,669	$1,650

The following is a summary of the material conforming adjustments reflected in the above IFRS to GAAP reconciliation for amounts reported in the Unaudited Condensed Consolidated Statement of Operations under the “Fiberweb” column heading:

•	Historical financial information of Fiberweb has been translated to U.S. Dollars using the weighted-average rate for the respective period. For the nine months ended September 28, 2013, the weighted-average rate was 1.55 GBP to 1.00 U.S. Dollar. For the nine months ended September 29, 2012, the weighted-average rate was 1.59 GBP to 1.00 U.S. Dollar. For the year ended December 29, 2012, the weighted-average rate was 1.58 GBP to 1.00 U.S. Dollar.

•	The Company has adjusted Property, plant and equipment for a transaction recorded as a sale/leaseback under IFRS. Due to continuing involvement with the property, the Company has recognized the asset and a related financing obligation in accordance with GAAP. Related impacts to the Statement of Operations are included in Cost of goods sold and Interest expense.

•	The Company has adjusted Accumulated other comprehensive income (loss) for amounts related to defined benefit plans. Under IFRS, actuarial gains and losses are recognized immediately in the statement of operations, whereas these amounts are deferred in Accumulated other comprehensive income (loss) using a corridor approach under GAAP.

•	The Company has made balance sheet adjustments to conform Fiberweb’s accounting policies to the Company’s. Areas include capitalization thresholds for expenditures, alignment of inventory and bad debt reserves as well as accounting for spare parts inventory. Related adjustments impact the Statement of Operations in various accounts.

•	During the nine months ended September 28, 2013, the Company adjusted Special charges, net to reverse a $33.9 million goodwill impairment charge recorded by Fiberweb in accordance with IFRS. Under GAAP, an impairment charge would not have been recognized.

•	For purposes of the conforming adjustments included in the above IFRS to GAAP reconciliation, the combined U.S. Federal and State statutory tax rate of 37.7% has been used to calculate any necessary tax effects associated with these adjustments. The rate is an estimate and does not take into account future tax strategies that may apply to the entire Company.

Fiberweb

Unaudited Consolidated Statement of Operations

IFRS to GAAP Reconciliation

For the Nine Months Ended September 29, 2012

In thousands	Fiberweb Historical (GBP)	Fiberweb Translated (USD)	Conforming Adjustments (USD)	Fiberweb As Adjusted (USD)
Net sales	£229,275	$361,798	$555	$362,353
Cost of goods sold	(179,469)	(283,204)	3,135	(280,069)

Gross profit	49,806	78,594	3,690	82,284
Selling, general and administrative expenses	(40,760)	(64,320)	(351)	(64,671)
Special charges, net	(5,263)	(8,305)	—	(8,305)
Other operating, net	1,980	3,125	(448)	2,677

Operating income (loss)	5,763	9,094	2,891	11,985
Other income (expense):
Interest expense	(1,183)	(1,867)	(321)	(2,188)
Foreign currency and other, net	—	—	—	—

Income (loss) before income taxes	4,580	7,227	2,570	9,797
Income tax (provision) benefit	(2,212)	(3,490)	(969)	(4,459)

Net income (loss)	£2,368	$3,737	$1,601	$5,338

Fiberweb

Unaudited Consolidated Statement of Operations

IFRS to GAAP Reconciliation

For the Year Ended December 29, 2012

In thousands	Fiberweb Historical (GBP)	Fiberweb Translated (USD)	Conforming Adjustments (USD)	Fiberweb As Adjusted (USD)
Net sales	£300,113	$475,712	$560	$476,272
Cost of goods sold	(233,060)	(369,426)	3,802	(365,624)

Gross profit	67,053	106,286	4,362	110,648
Selling, general and administrative expenses	(54,928)	(87,067)	(1,021)	(88,088)
Special charges, net	(7,058)	(11,188)	—	(11,188)
Other operating, net	2,555	4,051	(557)	3,494

Operating income (loss)	7,622	12,082	2,784	14,866
Other income (expense):
Interest expense	(1,784)	(2,828)	(429)	(3,257)
Foreign currency and other, net	—	—	—	—

Income (loss) before income taxes	5,838	9,254	2,355	11,609
Income tax (provision) benefit	(2,439)	(3,866)	(888)	(4,754)

Net income (loss)	£3,399	$5,388	$1,467	$6,855